                               February 11, 1999

NIPSCO Industries, Inc.
NIPSCO Capital Markets, Inc.
NIPSCO Capital Trust I

     Re:  NIPSCO Industries, Inc., NIPSCO Capital Markets, Inc.
          and NIPSCO Capital Trust Prospectus Supplement dated
          February 9, 1999

Gentlemen:

     As special tax counsel to NIPSCO Capital Trust I (the "Trust"), NIPSCO Industries, Inc. (the "Company") and NIPSCO Capital Markets, Inc. ("Capital Markets") in connection with the issuance of 6,000,000 Premium Income Equity Securities of the Company and Trust (the "PIES") and assuming the operative documents for the PIES described in the Prospectus Supplement dated February 9, 1999 of the Trust, Company and Capital Markets to which this opinion is filed as an exhibit (the "Prospectus Supplement") will be performed in accordance with the terms described therein, we are of the opinion that:

     1. The Trust will be classified as a grantor trust for United States federal income tax purposes and not as an association subject to tax as a corporation;

     2. The Debentures, as defined in the Prospectus Supplement, will be classified as indebtedness of Capital Markets for United States federal income tax purposes; and

     3. The discussion in the Prospectus Supplement under the heading "Certain United States Federal Income Tax Consequences," to the extent such information constitutes matters of law, summaries of legal matters, or legal conclusions, fairly presents in all material respects the principal United States Federal income tax consequences of an investment in PIES.

     Our opinion is based on current provisions of the Internal Revenue Code of 1986, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the offering of the PIES, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the

NIPSCO Industries, Inc.
NIPSCO Capital Markets, Inc.
NIPSCO Capital Trust I
February 11, 1999
Page 2


continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

     We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and the reference to us under the heading "Certain United States Federal Income Tax Consequences" Prospectus Supplement.

                              Very truly yours,

                              SCHIFF HARDIN & WAITE



                              By:  /s/ Lawrence H. Jacobson
                                   --------------------------------------
                                   Lawrence H. Jacobson